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ASSETMARK FUNDS
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AssetMark Funds
2300 Contra Costa Blvd., Suite 600
Pleasant Hill, California 94523-3967

March 6, 2009

Dear AssetMark Large Cap Value Fund Shareholders:

We are pleased to notify you of a recent change involving the investment management of the AssetMark Large Cap Value Fund.

As you know, Genworth Financial Wealth Management, Inc. (formerly, AssetMark Investment Services, Inc.) (“GFWM” or the “Advisor”), as investment advisor to the AssetMark Funds, identifies, hires, and monitors leading asset managers to serve as sub-advisors for the various AssetMark Funds. Under an exemptive order (the “Exemptive Order”) from the U.S. Securities and Exchange Commission (the “SEC”), the Advisor is permitted to change sub-advisors or sub-advisory agreements without obtaining approval from Fund shareholders, provided that the AssetMark Funds’ Board of Trustees approves the arrangement. The attached document provides information required by the Exemptive Order and SEC rules regarding the hiring of a new sub-advisor for the AssetMark Large Cap Value Fund (the “Large Cap Value Fund”).

On December 5, 2008, the Board of Trustees appointed Diamond Hill Capital Management, Inc. (“Diamond Hill”), to act as a sub-advisor to the Large Cap Value Fund. Diamond Hill is an SEC-registered investment advisor based in Columbus, Ohio. A more detailed description of Diamond Hill and its investment operations is included in the attached information statement.

Brandes Investment Partners, L.P., had managed a portion of the Large Cap Value Fund since the Fund’s inception. Diamond Hill began managing a portion of the Large Cap Value Fund on December 19, 2008, replacing Brandes Investment Partners, L.P., as one of three sub-advisors to the Large Cap Value Fund.

The AssetMark Funds continue to contract with leading asset managers with specialized expertise and proven track records, and we believe Diamond Hill clearly meets these criteria. GFWM is committed to finding, hiring, and monitoring the best asset managers in each category to meet our performance goals and better serve the Funds’ shareholders. I encourage you to read the attached information statement, which contains information about the new sub-advisory agreement with Diamond Hill.

Sincerely,

/s/Carrie E. Hansen
Carrie E. Hansen
President, AssetMark Funds

AssetMark Funds
2300 Contra Costa Blvd., Suite 600
Pleasant Hill, California 94523-3967

INFORMATION STATEMENT

This Information Statement (the “Statement”) is being furnished on behalf of the Board of Trustees (the “Board”) of AssetMark Funds (the “Trust”) to inform shareholders about a recent change involving the investment management of the AssetMark Large Cap Value Fund (the “Large Cap Value Fund”). The Board has approved a new sub-advisory agreement (the “Diamond Hill Sub-Advisory Agreement”) between Diamond Hill Capital Management, Inc. (“Diamond Hill”), and Genworth Financial Wealth Management, Inc. (formerly, AssetMark Investment Services, Inc.) (“GFWM” or the “Advisor”). Diamond Hill replaced Brandes Investment Partners, L.P. (“Brandes”), as a sub-advisor to the Large Cap Value Fund and began managing a portion of the Large Cap Value Fund on December 19, 2008. Brandes had managed a portion of the Large Cap Value Fund since the Fund’s inception. The Diamond Hill Sub-Advisory Agreement was approved by the Board upon the recommendation of the Advisor, without shareholder approval, as is permitted by the exemptive order (the “Exemptive Order”) of the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”), issued to the Trust and the Advisor. This Statement is being mailed on or about March 9, 2009 to shareholders of record of the Large Cap Value Fund as of December 19, 2008. The Large Cap Value Fund will pay the costs associated with preparing and distributing this Statement to its shareholders.  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

INTRODUCTION

GFWM is the investment advisor for the series of the Trust, including the Large Cap Value Fund. The Advisor uses a “manager of managers” approach in managing the assets of the Trust’s series. This approach permits GFWM to hire, terminate, or replace sub-advisors of the series that are unaffiliated with the Trust or the Advisor, and to modify material terms and conditions of sub-advisory agreements relating to the management of the series. Section 15(a) of the Investment Company Act of 1940, as amended (the “1940 Act”), generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as the investment advisor (including sub-advisor) of the mutual fund. The Trust and the Advisor have obtained the Exemptive Order from the SEC, which permits the Trust and the Advisor, subject to certain conditions and approval by the Board, to hire and retain unaffiliated sub-advisors and modify sub-advisory arrangements without shareholder approval. Under the Exemptive Order, the Advisor may act as a manager of managers for some or all of the series of the Trust, and the Advisor oversees the provision of portfolio management services to the series by the sub-advisors. The Advisor has ultimate responsibility (subject to oversight by the Board) to oversee the sub-advisors and recommend the hiring, termination, and replacement of the sub-advisors.

Consistent with the terms of the Exemptive Order, the Board, including a majority of the Trustees who are not “interested persons” (as that term is defined in the 1940 Act) of the Trust or the Advisor (the “Independent Trustees”), appointed Diamond Hill to replace Brandes as a sub-advisor to the Large Cap Value Fund and approved the Diamond Hill Sub-Advisory Agreement.

The Trust and the Advisor have agreed to comply with certain conditions when acting in reliance on the relief granted in the Exemptive Order. These conditions require, among other things, that within ninety (90) days of entering into a new sub-advisory agreement, the affected fund will notify its shareholders of the changes. This Statement provides such notice of the changes and presents details regarding the Diamond Hill Sub-Advisory Agreement.

INVESTMENT ADVISORY ARRANGEMENTS

The Investment Advisor

The Advisor, located at 2300 Contra Costa Blvd., Suite 600, Pleasant Hill, California 94523-3967, serves as the investment advisor for the Large Cap Value Fund. The Advisor is a subsidiary of Genworth Financial, Inc., a publicly traded company located at 6620 West Broad Street, Richmond, Virginia 23230. The Advisor is registered as an investment advisor with the Commission under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Advisor’s primary business is to operate the GFWM investment platform, a managed account platform used by financial professionals, such as investment advisors and broker-dealers, to deliver state of the art financial planning, investment advisory, and asset allocation services to their clients. Through the GFWM platform, investors can invest in, among other things, a variety of asset allocation models using open-end mutual funds. The AssetMark Funds are included among the many investment products made available through the GFWM platform. Through the platform, GFWM provides investment consulting and administrative services to advisors and broker-dealers and currently administers in excess of $13 billion in investor assets, including mutual funds, variable annuities, exchange-traded funds, and privately managed accounts.

The Advisor provides investment advisory services to the Large Cap Value Fund pursuant to the Investment Advisory Agreement, dated October 16, 2006, between the Trust and the Advisor (the “Advisory Agreement”). The Trust employs the Advisor generally to manage the investment and reinvestment of the assets of the Funds. In so doing, the Advisor may hire one or more sub-advisors to carry out the investment program of each Fund, subject to the approval of the Board. The Advisor continuously reviews, oversees and (where appropriate) administers the investment program of each Fund. The Advisor furnishes periodic reports to the Board regarding the investment program and performance of the Funds.

Pursuant to the Advisory Agreement, the Advisor has overall supervisory responsibility for the general management and investment of each Fund’s securities portfolio, and, subject to review and approval by the Board: (i) sets the Funds’ overall investment strategies; (ii) evaluates, selects, and recommends sub-advisors to manage all or a portion of the Funds’ assets; (iii) when appropriate, allocates and reallocates the Funds’ assets among sub-advisors; (iv) monitors and evaluates the performance of sub-advisors, including the sub-advisors’ compliance with the investment objectives, policies, and restrictions of the Funds; and (v) implements procedures to ensure that the sub-advisors comply with the Funds’ investment objectives, policies, and restrictions.

For providing these services to the Large Cap Value Fund, the Trust pays the Advisor advisory fees at the annual rate of 0.95% of the Large Cap Value Fund’s assets. The Trust and the Advisor have entered into a Fee Waiver Agreement designed to provide Fund shareholders with the economic benefits of economies of scale that may be realized as Fund assets increase. Under the Fee Waiver Agreement, the Advisor has contractually agreed to: (1) waive 0.025% of each Fund’s annual advisory fee on Trust assets in excess of $6 billion, and an additional 0.025% of each Fund’s annual advisory fee on Trust assets in excess of $12 billion; and (2) waive portions of its advisory fee to the extent necessary to pass on certain breakpoints in the underlying sub-advisory fee arrangements that are reached as Fund assets grow. In addition, the Advisor has agreed to waive a portion of its investment advisory fees, or to make payments to limit Fund expenses, so that the Large Cap Value Fund’s total expense ratio does not exceed 1.49% through October 31, 2009. After October 31, 2009, these fee waivers may be discontinued by the Advisor at any time. After giving effect to the fee waivers, the Large Cap Value Fund paid the Advisor advisory fees equal to $6,224,443 for the fiscal year ended March 31, 2008. For the fiscal year ended March 31, 2008, the Large Cap Value Fund’s total expense ratio was below the maximum of 1.49%, and, as a result, the Advisor did not waive a portion of its investment advisory fees or make payments to limit Fund expenses.

The following Trustee and officers of the Trust are also officers and/or employees of the Advisor or its affiliates: Ronald D. Cordes serves as Trustee and Chairperson of the Trust, and as Principal of the Advisor; Carrie E. Hansen serves as President of the Trust, and as Senior Vice President and Chief Operations Officer of the Advisor; Danell J. Doty serves as Vice President, Treasurer, and Principal Accounting Officer of the Trust, and as Director of Fund Administration of the Advisor; Deborah Djeu, serves as Vice President, Chief Compliance Officer, and AML Officer of the Trust; and Chris Villas-Chernak serves as Secretary of the Trust, and as Senior Compliance Officer of the Advisor. The address of these individuals is 2300 Contra Costa Blvd., Suite 600, Pleasant Hill, California 94523-3967.

Diamond Hill Capital Management, Inc.

Diamond Hill is located at 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215. Diamond Hill is registered as an investment advisor under the Advisers Act and is a wholly owned subsidiary of Diamond Hill Investment Group, Inc. (“DHIL”), a publicly traded holding company. There are no controlling shareholders of DHIL.

Diamond Hill was approved by the Board to serve as a sub-advisor for the Large Cap Value Fund at the Board meeting held on December 5, 2008 (the “December Meeting”). Diamond Hill is independent of the Advisor, and discharges its responsibilities subject to the oversight of the Advisor. The hiring of Diamond Hill is concurrent with the termination of a sub-advisory agreement with Brandes (the “Brandes Sub-Advisory Agreement”), pursuant to which Brandes had served as a sub-advisor to the Large Cap Value Fund since the Fund’s inception.

Diamond Hill is compensated out of the fees the Advisor receives from the Large Cap Value Fund. There will be no increase in the advisory fees paid by the Large Cap Value Fund to the Advisor as a consequence of the appointment of Diamond Hill or the approval of the Diamond Hill Sub-Advisory Agreement. The fees paid by the Advisor to Diamond Hill depend upon the fee rates negotiated by the Advisor and the percentage of the Large Cap Value Fund’s assets allocated to Diamond Hill by GFWM.

In managing its allocated portion of the Large Cap Value Fund’s portfolio, Diamond Hill seeks to provide capital appreciation by investing in a diversified portfolio of equity securities of large capitalization companies. Diamond Hill employs a disciplined “intrinsic value” approach, assisted by a proprietary valuation model, to determine if an attractive investment opportunity exists. Intrinsic value is the present value of future cash flows that Diamond Hill expects the investment will generate. The valuation model takes into account, among other things, projected cash flows for five years, including a terminal value (the expected stock price in five years), to assist in the process of locating pricing inefficiencies, which allow for attractive investment opportunities. Diamond Hill believes that investing in securities whose market prices are significantly below Diamond Hill’s estimate of intrinsic value (or selling short securities whose market prices are above intrinsic value) is reliable method to achieve above average returns and mitigate risk.

The name and principal occupation of the principal executive officers and directors of Diamond Hill are listed below. The address of each principal executive officer, as it relates to the person’s position with Diamond Hill, is 325 John H. McConnell Boulevard, Suite 200, Columbus, Ohio 43215.

Name	Position(s) with Diamond Hill
Roderick H. Dillon, Jr., CFA	Chief Executive Officer & Chief Investment Officer
James F. Laird	Chief Financial Officer & Chief Compliance Officer
Charles Bath, CFA	Managing Director of Equities & Portfolio Manager

The Diamond Hill Sub-Advisory Agreement

The Diamond Hill Sub-Advisory Agreement was approved by the Board at the December Meeting, which was called, among other reasons, for the purpose of approving the Diamond Hill Sub-Advisory Agreement for an initial term of two years. Thereafter, continuance of the Diamond Hill Sub-Advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Diamond Hill Sub-Advisory Agreement provides that it will terminate immediately in the event of its assignment (within the meaning of the 1940 Act) or upon the termination of the Large Cap Value Fund’s investment advisory agreement with the Advisor, except as otherwise provided by applicable law or the Exemptive Order.

The material terms of the Diamond Hill Sub-Advisory Agreement, other than the rate of compensation to be paid by the Advisor to Diamond Hill, are substantially similar to the terms of the Brandes Agreement. Each agreement provides that the sub-advisor, subject to the oversight of the Advisor and Board, is responsible for managing the investment operations of its allocated portion of the Large Cap Value Fund’s portfolio, and for making investment decisions and placing orders to purchase and sell securities, all in accordance with the investment objectives and policies of the Large Cap Value Fund, as reflected in its current prospectus and statement of additional information, and as may be adopted from time to time by the Board. Each agreement also provides that the sub-advisor is responsible for expenses related to its activities under the agreement, other than the cost of securities, commodities, and other investments (including brokerage commissions and other transaction charges, if any) purchased for the Large Cap Value Fund. Under each agreement, and in accordance with applicable laws and regulations, the sub-advisors agree to provide the Advisor with all books and records relating to the transactions it executes and render for presentation to the Trustees such periodic and special reports as the Board may reasonably request. The Diamond Hill Sub-Advisory Agreement provides for Diamond Hill to be compensated based on the average daily net assets of the Large Cap Value Fund that are allocated to Diamond Hill. Diamond Hill is compensated from the fees that the Advisor receives from the Large Cap Value Fund.

The Diamond Hill Sub-Advisory Agreement may be terminated at any time, without the payment of any penalty, by: (i) the vote of a majority of the Board, the vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Large Cap Value Fund, or the Advisor; or (ii) Diamond Hill, on not less than 60 days’ written notice to the Advisor and the Trust.

The Diamond Hill Sub-Advisory Agreement provides that, in the absence of willful misfeasance, bad faith, negligence, or reckless disregard of its obligations and duties thereunder, Diamond Hill will not be liable for any loss arising out of any portfolio investment or disposition in connection with its activities as sub-advisor to the Large Cap Value Fund.

Board Approval of the Diamond Hill Sub-Advisory Agreement

At the December Meeting, GFWM recommended the appointment of Diamond Hill to serve as a sub-advisor to the Large Cap Value Fund after evaluating a number of other possible investment managers. The Advisor’s determination to recommend Diamond Hill was based on a number of factors, including Diamond Hill’s expertise and experience in value style investing in equity portfolios across all capitalization ranges, and a favorable performance record relative to its peers.

At the December Meeting, the Board, including a majority of the Independent Trustees, considered and approved the Diamond Hill Sub-Advisory Agreement. In determining whether to approve the Diamond Hill Sub-Advisory Agreement, the Board considered the information received in advance of the December Meeting, which included: (i) copies of a form of the Diamond Hill Sub-Advisory Agreement; (ii) information regarding the process by which the Advisor selected and recommended Diamond Hill for Board approval; (iii) information regarding the nature, extent, and quality of the services that Diamond Hill would provide to the Large Cap Value Fund; (iv) information regarding Diamond Hill’s reputation, investment management business, personnel and operations; (v) information regarding the level of sub-advisory fees to be charged by Diamond Hill; (vi) Diamond Hill’s compliance program; (vii) information regarding Diamond Hill’s historical performance returns managing accounts with similar investment mandates, and such performance compared to a relevant index; and (viii) information regarding Diamond Hill’s financial condition.

When considering the approval of the Diamond Hill Sub-Advisory Agreement, the Board reviewed and analyzed the factors the Board deemed relevant with respect to Diamond Hill,

including: the nature, extent, and quality of the services to be provided to the Large Cap Value Fund by Diamond Hill; Diamond Hill’s management style; Diamond Hill’s historical performance record managing accounts with investment mandates similar to the Large Cap Value Fund; the qualifications and experience of the persons who will be responsible for the day-to-day management of Diamond Hill’s allocated portion of the Large Cap Value Fund’s investment portfolio; and Diamond Hill’s overall resources.

In examining the nature, extent, and quality of the services to be provided by Diamond Hill to the Large Cap Value Fund, the Board considered: the specific investment process to be employed by Diamond Hill in managing the assets to be allocated to it; the qualifications of Diamond Hill’s investment management team with regard to implementing the Large Cap Value Fund’s investment mandate; Diamond Hill’s infrastructure, and whether it appeared to adequately support Diamond Hill’s investment strategy; and the Advisor’s review process and the Advisor’s favorable assessment as to the nature and quality of the sub-advisory services expected to be provided by Diamond Hill. Based on the Board’s consideration and review of the foregoing information, the Board concluded that the nature, extent, and quality of the sub-advisory services to be provided by Diamond Hill, as well as Diamond Hill’s ability to render such services based on its experience, operations and resources, were appropriate for the Large Cap Value Fund, and supported a decision to approve the Diamond Hill Sub-Advisory Agreement.

Because Diamond Hill is a newly-appointed sub-advisor for the Large Cap Value Fund, the Board could not consider Diamond Hill’s investment performance in managing the Large Cap Value Fund as a factor in evaluating the Diamond Hill Sub-Advisory Agreement. However, the Board did review Diamond Hill’s historical performance record in managing other accounts (including a registered investment company) that were comparable to the Large Cap Value Fund. The Board compared this historical performance to a relevant benchmark. On this basis, the Board concluded that the historical performance record for Diamond Hill supported a decision to approve the Diamond Hill Sub-Advisory Agreement.

The Board carefully considered and evaluated the proposed fees payable under the Diamond Hill Sub-Advisory Agreement. The Board also considered comparisons of the fees to be paid to Diamond Hill with the fees Diamond Hill charges to its other clients. After evaluating the proposed fees, the Board concluded that the fees that would be paid to Diamond Hill by GFWM, with respect to the assets to be allocated to Diamond Hill, appeared to be within a reasonable range in light of the quality and extent of the services to be provided.

The Board reviewed a copy of the Diamond Hill Sub-Advisory Agreement. The Board considered that the Diamond Hill Sub-Advisory Agreement generally provides for the same range of services and fees as the sub-advisory agreement that the Large Cap Value Fund had in place with Brandes.

The Board considered the selection and due diligence process employed by the Advisor in deciding to recommend Diamond Hill as a sub-advisor for the Large Cap Value Fund. The Board also considered the Advisor’s conclusion that the fees to be paid to Diamond Hill for its services to the Large Cap Value Fund will be reasonable, and the reasons supporting that conclusion. The Board noted that the sub-advisory fees will be paid by the Advisor to Diamond

Hill and will not be additional fees paid by the Large Cap Value Fund. The Board concluded that the Advisor’s recommendations and conclusions supported approval of the Diamond Hill Sub-Advisory Agreement.

After full consideration of the factors discussed above, with no single factor identified as being determinative, the Board, including a majority of the Independent Trustees, concluded that the initial approval of the Diamond Hill Sub-Advisory Agreement was in the best interests of the Large Cap Value Fund, and approved the Diamond Hill Sub-Advisory Agreement for the Large Cap Value Fund.

GENERAL INFORMATION

Administrative and Accounting Services

U.S. Bancorp Fund Services, LLC (“USBFS”), located at 615 East Michigan Street, Milwaukee, Wisconsin 53202, serves as the Trust’s administrator and monitors the compliance of the Trust. USBFS updates the Trust’s registration statement and prepares tax returns, among other duties.

Principal Distribution Arrangements

Capital Brokerage Corporation, located at 6620 West Broad Street, Building 2, Richmond, Virginia 23230, an affiliate of the Advisor, acts as the distributor (the “Distributor”) the Trust’s shares pursuant to a Distribution Agreement with the Trust. The Distribution Agreement requires the Distributor to use its best efforts to distribute the Funds’ shares.

Payments to Affiliated Brokers

For the fiscal year ended March 31, 2008, the Large Cap Value Fund did not pay any commissions to affiliated brokers.

Record of Beneficial Ownership

As of February 28, 2009, the Large Cap Value Fund had 40,093,763 outstanding shares, and net assets of $178,173,854. The direct and indirect owners of more than 5% of the outstanding shares of the Large Cap Value Fund as of February 28, 2009 are listed below:

Control Persons of the Large Cap Value Fund

Name and Address	Shares	% Ownership	Type of Ownership

Pershing LLC	19,702,252	49.14%	Record
ATTN Mutual Funds
P.O. Box 2052
Jersey City, NJ 07303-2052

TD Ameritrade Inc.	16,074,227	40.09%	Record
FBO Exclusive
P.O. Box 2226

Omaha, NE 68103-2226

Genworth Financial Trust Co.	2,036,998	5.08%	Record
FBO GFAM
3200 N. Central Avenue
Phoenix, AZ 85012-2425

SHAREHOLDER REPORTS

Additional information about the Large Cap Value Fund is available in the Trust’s annual and semi-annual reports to shareholders. In the Trust’s annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the International Equity Fund’s performance during its last fiscal year. The Trust’s most recent annual report for the period ended March 31, 2008 and most recent semi-annual report for the period ended September 30, 2008 have been sent to shareholders. A copy of the Trust’s most recent shareholder reports may be obtained, without charge, by writing the AssetMark Funds, care of U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin 53202, or by calling (888) 278-5809 (toll-free).